Exhibit 99.1

Citrine Global CEO Issues Letter to Shareholders

Tel Aviv, April 13, 2022 - Citrine Global Corp. (OTCQB: CTGL), a plant-based wellness and pharma solutions company, today issued a Letter to Shareholders from its CEO and Chairman, Ora Elharar-Soffer.

Dear Shareholders,

We are glad to provide an overview of the main milestones achieved by the Company during the last two years since the group of Citrine Global principal shareholders acquired the company and furnished the necessary funding for implementing our new strategic direction.

We believe the power of plant-based solutions from nature can improve people’s health and quality of life.

We have built an end-to-end strategy to develop and bring to market innovative plant-based wellness and pharma solutions covering the whole spectrum from innovation, research and development, product development, infrastructure for production and manufacturing, distribution, and marketing and sales on a global scale.

Leveraging technology and research, we are focused on developing a product portfolio based on rigorous scientific research ranging from synergistic botanicals, herbal extract tinctures, medicinal mushrooms together with plant extracts, vitamins, minerals, botanical formulations from seeds, roots, bark, fruits, and a wide variety of plants that contain substances with health-supportive effects. Such supportive effects include, but aren’t limited to, enhancing oral care, anti-inflammatory properties, relaxation, sleep enhancement, energizing, mood and body balancing, and alleviating side effects.

Our mission of becoming a leading company for plant-based wellness & pharma solutions to improve people’s quality of life.

We are based in Israel and have decades of hands-on experience and a strong network of partners in the Israeli hi-tech and biotech ecosystem.

We have a leading experienced team and partners with proven track record as top-level business people and executives in technology, high-tech, biotech, investment, entrepreneurship, real estate, finance, and proven experience in bringing companies to global success.

We worked ceaselessly throughout this period, including meeting requirements as a public company, implementing our business plan and applying to Nasdaq to uplist our stock, and we expect 2022 to be a transformational year for Citrine Global.

This would be driven by our recent achievements including the launch of our Green Side by Side™ product line in Q1 2022, the acquisition of 125,000 sq ft (11,687 sq meters) of land for the site of our Green Vision Center, and the filing of a U.S. provisional patent application.

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Citrine Global Corp. (OTCQB: CTGL) CEO Letter to Shareholders - 13 April 2022

Our recent achievements and upcoming milestones include:

Developing & Bringing Plant-Based Wellness Products to Market

In Q1 2022 we commenced the launch of Green Side by Side, our plant-based wellness product line, which includes the SmokLy TM series, a line of sprays for the oral cavity to support people suffering from cavity dryness (xerostomia) as a side effect.

Green Side by Side includes herbals medicinal mushrooms, vitamins, minerals, and a variety of researched plants known for their healing qualities that contain substances with different anti-inflammatory properties and a variety of health-supportive effects that are relaxing, sleep enhancing, energizing, mood and body balancing, as well as enhancing oral care, alleviating side effects, and many botanical formulations that we target for balancing selected side effects and improving quality of life.

While we have introduced a select number of Green Side by Side products for our initial launch, we have already developed 25 proprietary formulations in multiple form factors which we plan to introduce to the market.

Green Side by Side is manufactured in Israel in a GMP-certified manufacturing facility approved by the Israeli Ministry of Health.

We have commercially started marketing the products with a local Israeli partner that is targeting medical cannabis distribution channels and we plan to expand our activity in the Israeli market as well as distribute worldwide with local partners and according to local regulations. Green Side by Side is positioned to capture market share in the nutritional supplements market that is expected to reach $625 billion by 2030.

Treating Side Effects

A broad range of medicines, including medical cannabis, have common side effects such as dryness in the oral cavity (xerostomia), headaches, dizziness, drowsiness, fatigue, nausea, vomiting, lack of concentration, and impaired appetite. Citrine Global aims to address the need to balance these effects through wellness products such as our Green Side by Side product line, as well as clinically developed plant-based pharmaceutical products.

The SmokLy series of sprays for the oral cavity, part of our Green Side by Side line, offers a proprietary anti-inflammatory formula that combines plant extracts, seeds, roots, bark, fruits, and natural ingredients containing substances that encourage saliva production and taste in the oral cavity.

Nearly 70% of cannabis users experience constant dry mouth and 20% percent of the elderly suffer from xerostomia as a side effect of their medications1.

Building our IP portfolio, at the end of 2021, we filed a provisional patent application with the US Patent and Trademark Office to address the side effect of cannabis use titled “Pharmaceutical Compositions and Methods for the Treatment of Side-Effects Associated with the Use of Cannabis, Cannabinoids and Related Products”.

1 Harpreet, S., Joseph, K., Wafaa, S. and Seunghee, C., 2019. Impact of Cannabis on the Port of Entry-Oral Tissues: An Overview. International Journal of Oral and Dental Health, 5(3).

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Citrine Global Corp. (OTCQB: CTGL) CEO Letter to Shareholders - 13 April 2022

IP and R&D Development

Our IP strategy and R&D roadmap include building our patent portfolio, conducting clinical studies, and advancing products through regulatory approvals.

Leveraging technology and research, we continue to innovate, developing solutions that combine botanical formulations, herbal extracts, tinctures, sprays and other natural delivery methods with a variety of researched plants known for their healing qualities.

We are working diligently on additional breakthrough plant-based treatments to address side effects. Our mission includes developing plant-based medicines for the botanical and plant-derived drug market that is expected to reach $53 billion by 2026.

Green Vision Center TM Israel Production & Innovation Center for Plant-Based Wellness & Pharma Products

Figure 1: Green Vision Center TM Israel

Green Vision Center Israel building demonstration. Image rights are reserved to the Company and are for illustration purposes only.

In February of 2022, we announced the acquisition of 125,000 sq ft (11,687 sq meters) of industrial land in southern Israel, the site of our first Green Vision Center. Approximately 90% of the acquisition cost was provided by Israeli government programs that encourage industrial development and includes additional grants and tax incentives.

The Green Vision Center Israel is part of our strategy to create end-to-end plant-based solutions covering all the infrastructure, facilities, and activities required for developing, manufacturing, and bringing to market innovative plant-based wellness and pharma products. Our vision is to become a leading worldwide production and innovation center and bring together partners, market leaders, companies, technologies, and scientific collaborations from Israel and around the world. In the future, we plan to open Green Vision Centers in strategic locations across the globe.

Designed by Avner Sher, one of Israel’s most highly regarded architects and artists, Green Vision Center Israel will be a 60,000 sq ft (5,500 sq meter) first-of-its-kind facility.

As demand for plant-based products in industries ranging from wellness, to pharma, cosmetics, and food continues to increase, our Green Vision Center will provide highly sought-after facilities for the development and production of botanical and plant-based products.

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Citrine Global Corp. (OTCQB: CTGL) CEO Letter to Shareholders - 13 April 2022

Green Vision Center is a first-of-its-kind center that is being designed to combine:

●	Manufacturing facilities for botanicals and nutritional supplements, plant-based pharmaceuticals, medical cannabis and related products, plant-based cosmetics, foods, and beverages
●	R&D laboratories for development, clinical studies, and quality control testing
●	Management and consultant offices
●	Distribution and global logistics center
●	International Visitor Complex including a conference center and museum

Our presence in Israel, known as the Startup Nation, combined with our close contacts with leading universities, researchers, companies, shareholders and governmental support powers us to access the latest technologies, talent, and innovation to bring innovative solutions to the global market.

Multiple Revenue Streams

Citrine’s strategy for generating revenue streams in the near term and future include:

●	Sales of our proprietary products including Green Side by Side with local partners and distribution channels in Israel and worldwide according to local regulations
●	Commercialization and licensing of our IP, products, and brands
●	Green Vision Center operations
●	Mergers & Acquisitions and strategic partnership activities

As we execute our strategy of bringing plant-based products to market to improve quality of life, we are eager to share our upcoming achievements with our shareholders.

We wish you all good health and prosperity,

Ora Elharar-Soffer

CEO and Chairman

Citrine Global Corp.

About Citrine Global Corp.

Citrine Global is a plant-based wellness & pharma solutions company. The Company’s business activity is primarily comprised of developing wellness and pharma solutions, focused on science backed plant-based products to improve quality of life and complementary solutions for balancing side effects caused by using medicines, cannabis, treatments, or an unbalanced lifestyle.

Citrine Global’s headquarters and senior management are based in Israel, where the company operates via its 100%-owned-subsidiary “CTGL Citrine Global Israel Ltd.” and 60%-owned “Cannovation Center Israel Ltd”. The Company is supported by a professional, experienced group of primary shareholders that include Citrine S A L Investment & Technologies.

The management team has a strong foothold in Israel with leading universities, researchers, labs, industry leaders, companies and entrepreneurs and views Israeli technologies as a source of innovation for global markets.

The Company’s mission is to become a leader in wellness and pharma technologies and solutions to improve people’s quality of life worldwide.

For more information view our Investor Presentation Deck – CITRINE GLOBAL CORP Company Presentation April 2022 as well as our other disclosures on the SEC website as of April 2022.

For inquiries and further information, please contact: info@citrine-global.com

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Citrine Global Corp. (OTCQB: CTGL) CEO Letter to Shareholders - 13 April 2022

Safe Harbor Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws. For example, Citrine Global is using forward-looking statements when it discusses that Cannovation Center Israel Ltd. will create an eco-system that will attract partners, market leaders, companies, and technologies, and will turn Cannovation Center Israel Ltd. into a global center in these fields. These forward-looking statements and their implications are based on the current expectations of the management of Citrine Global and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include but are not limited to trends in target markets; effects of competition in the Company’s main markets; ability to establish and maintain strategic relationships in its major businesses, market acceptance of Cannovation’s Green Product Line, our ability to raise sufficient capital resources to realize our business plan, our ability to successfully uplist to the Nasdaq Stock market, profitability of the growth strategy; and changes in global, political, economic, business, competitive, market and regulatory forces. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Citrine Global Corp. (OTCQB: CTGL) CEO Letter to Shareholders - 13 April 2022